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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Stanley, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Stanley, Inc.
3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

DATE	Wednesday, August 13, 2008
TIME	10:00 A.M. Eastern Time
PLACE	Hilton McLean Tysons Corner 7920 Jones Branch Drive McLean, Virginia 22102
WEBCAST	You may listen to a live webcast of our Annual Meeting via our website, www.stanleyassociates.com. Listening to our Annual Meeting via the webcast will not represent attendance at the meeting. You will not be able to cast your vote via our website as part of the live webcast.
ITEMS OF BUSINESS	(1) Election of the nine nominees named in the attached proxy statement as directors to serve on the Stanley, Inc. Board of Directors for a one-year term ending at next year's Annual Meeting;
(2) Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009; and
(3) Consideration of any other business properly brought before the meeting.
RECORD DATE	The record date for the Annual Meeting is June 20, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
ANNUAL REPORT	We have enclosed our 2008 Annual Report on Form 10-K. The report is not part of the proxy soliciting materials for the Annual Meeting.
PROXY VOTING	You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this proxy statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

                      By Order of the Board of Directors

                      Scott D. Chaplin
                       Senior Vice President, General Counsel and Corporate Secretary

Arlington, Virginia
June 27, 2008

Stanley, Inc.
3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 13, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Stanley, Inc. ("Stanley," "Company," "we," "us" or "our") is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail, or follow the instructions below to submit your proxy over the telephone or the Internet.

        We intend to mail this proxy statement and accompanying proxy card on or about June 27, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Will the Annual Meeting be webcast?

        Yes. We will webcast the Annual Meeting live on Wednesday, August 13, 2008. You are invited to visit www.stanleyassociates.com at 10:00 A.M. Eastern Time to access the live webcast. Listening to our Annual Meeting via the webcast will not represent attendance at the meeting, and you will not be able to cast your vote via our website as part of the live webcast.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on June 20, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 23,444,796 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on June 20, 2008 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on June 20, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you will need to present a valid picture identification, such as a driver's license or passport, and proof of share ownership, such as a bank or brokerage account statement reflecting your ownership as of the record date, before being admitted to the Annual Meeting. In addition, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of the nine director nominees named in this proxy statement; and

  •
  Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For any other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may a) vote in person at the Annual Meeting, b) vote by proxy using the enclosed proxy card, c) vote by proxy over the telephone, or d) vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 2:00 A.M., Eastern Time on August 13, 2008, to be counted.

  •
  To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 2:00 A.M., Eastern Time on August 13, 2008, to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How are shares held by the Stanley, Inc. Employee Stock Ownership Plan or Stanley, Inc. 401(k) Plan voted?

        Each participant in the Stanley, Inc. Employee Stock Ownership Plan or the Stanley, Inc. 401(k) Plan (collectively, the "Plans") has the right to direct Bank of America, N.A., as successor to United States Trust Company, N.A., as trustee of the Plans (the "Trustee"), on a confidential basis as to how to vote his or her proportionate interests in all allocated shares of common stock held in the Plans. The Trustee will vote all shares held in the Plans as to which no voting instructions are received in the same proportion, on a plan-by-plan basis, as the shares for which voting instructions have been received. The Trustee's duties with respect to voting the common stock in the Plans are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee's best judgment, how to vote the shares.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of June 20, 2008.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

  •
  "For" the election as directors of all nine nominees named in this proxy statement; and

  •
  "For" ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

        In addition, if any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in their own discretion.

Who is paying for this proxy solicitation?

        We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

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  You may submit another properly completed proxy card with a later date;

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  You may enter a new vote over the Internet or by telephone;

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  You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201; or

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  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

        Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), your proposal must be submitted in writing by February 27, 2009 to our Corporate Secretary at the address set forth on the cover of this proxy statement. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so not later than the close of business on May 15, 2009, nor earlier than the close of business on April 15, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes.

Who will count the votes?

        Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspector of election for the Annual Meeting.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), "non-routine" matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as approval of mergers or implementation of an equity compensation plan (or material revisions thereto). Each of the proposals scheduled for a vote at the Annual Meeting is considered "routine" under the NYSE rules.

How many votes are needed to approve each proposal?

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  Election of Directors:  Directors will be elected by a plurality of votes cast. Plurality means that the individuals who receive the largest number of "For" votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the nine nominees receiving the most "For" votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors.

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  Ratification of the Appointment of Deloitte & Touche LLP:  The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 will require "For" votes from a majority of the votes cast at the Annual Meeting. Abstentions are not counted as votes cast and they will have no effect on the vote. Similarly, broker non-votes will have no effect on the vote.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 23,444,796 shares outstanding and entitled to vote. Thus, the holders of 11,722,399 shares must be present in person or represented by proxy at the meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Can I receive a copy of the 2008 Annual Report?

        Yes. We will provide a copy of our 2008 Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Investor Relations, Stanley, Inc., 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201. The Securities and Exchange Commission ("SEC") also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

Will any other matters be voted on?

        As of the date of this proxy statement, we do not know of any matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in their own discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors is currently comprised of nine directors, each with terms expiring at the 2008 Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected, or, if sooner, until the director's death, resignation or removal. Each of the nominees listed below is currently one of our directors and has previously been elected by the stockholders. It is our policy to encourage nominees for directors to attend the Annual Meeting. All nine directors attended the 2007 Annual Meeting of Stockholders.

        Pursuant to our Corporate Governance Guidelines, each of our non-employee directors must tender his or her resignation at the annual meeting following his or her 72nd birthday. If circumstances dictate, the Nominating and Governance Committee may ask a director to continue to serve on the Board past age 72. The Nominating and Governance Committee considered the age of General Ross and determined to nominate him for continued service to the Board given his service to the Board and the experience he brings to our company.

Vote Required

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES SET FORTH BELOW.

Nominees

Name	Age	Principal Occupation/ Position Held With the Company
Mr. Philip O. Nolan	49	Chairman, President and Chief Executive Officer
Mr. George H. Wilson	50	Executive Vice President and Director
Mr. William E. Karlson	48	Senior Vice President and Director
Mr. Lawrence A. Gallagher	69	Director
Mr. James C. Hughes	64	Independent Director
Lt. General Richard L. Kelly, USMC (Ret.)	60	Independent Director
Mr. Charles S. Ream	64	Independent Director
Mr. John P. Riceman	67	Independent Director
General Jimmy D. Ross, USA (Ret.)	72	Independent Director

        The following is a brief biography of each nominee for director:

        Mr. Philip O. Nolan has been our Chief Executive Officer since 2002 and our President and a member of our Board of Directors since 1996. In 2006, he became Chairman of our Board of Directors. From 1989 to 1995, Mr. Nolan served in various capacities, including program manager, general manager, Treasurer, Secretary and Vice President. Prior to joining Stanley in 1989, Mr. Nolan served on active duty in the U.S. Navy from 1981 to 1988, most recently as Deputy Program Manager for Weapons Integration for the Submarine Launched Cruise Missile Project. Mr. Nolan remained an active member of the U.S. Navy Reserve following his release from active duty until his retirement in December 2005. Mr. Nolan received a B.S. degree in physics from the U.S. Naval Academy, an M.S.E. degree in engineering management from the Catholic University of America and a J.D. degree from George Washington University.

        Mr. George H. Wilson has been our Executive Vice President for strategic operations since April 2001. He has served as a member of our Board of Directors since July 2000. Prior to joining Stanley in April 1989, Mr. Wilson served on active duty as an officer in the U.S. Navy submarine force from 1979 to 1986, worked as a program manager at EG&G, and as a systems engineer at McDonnell Douglas Corporation. Since joining Stanley, Mr. Wilson has served as program manager, director of systems integration, and Vice President of corporate development. Mr. Wilson currently leads our sales and marketing efforts. Mr. Wilson received a B.S. degree in electrical engineering from the U.S. Naval Academy and an MBA degree in management of science, technology and innovation from George Washington University.

        Mr. William E. Karlson has been our Senior Vice President since April 2002. Previously, Mr. Karlson served as Senior Vice President and Vice President of the outsourced solutions division and of the corporate division. He has been a member of our Board of Directors since 1996 and acted as Secretary of the Board until February 2006. Prior to joining Stanley in 1984, Mr. Karlson was an officer on deep-sea tractor tugboats for Faustug Marine from 1982 to 1983. Mr. Karlson has a B.S. degree in marine engineering and marine transportation from the U.S. Merchant Marine Academy and an M.S. degree in software systems engineering from George Mason University.

        Mr. Lawrence A. Gallagher has been a member of our Board of Directors since 1996, following his retirement as our Chief Executive Officer, a position he held since 1994, and served as the Chairman of our Board of Directors from 1996 to 2006. Prior to joining Stanley in 1985, Mr. Gallagher was a career naval officer. Mr. Gallagher received a B.A. degree in sociology from St. Benedict's College, an M.S. degree in management from the Naval Post Graduate School and an M.S. degree in transportation management from the Navy Transportation School.

        Mr. James C. Hughes has been a member of our Board of Directors since 2000. He has 25 years of experience as a senior executive and general counsel with government contracting and commercial companies. Mr. Hughes is currently the Chief Corporate Services Officer of INOVA Health System. He is the former President and Chief Executive Officer of C3, Inc., has 12 years of senior management and leadership experience with BDM International, Inc. and is a former partner at the law firm of Dickstein, Shapiro and Morin. Mr. Hughes received a B.A. degree from the College of Arts and Sciences at Rutgers University, an M.A. degree from the College of Business and Public Administration at the University of Maryland and a J.D. degree from the University of Maryland.

        Lt. General Richard L. Kelly, USMC (Ret.) has been a member of our Board of Directors since 2005. His 35-year military career culminated in his last assignment as Deputy Commandant, Installations and Logistics, Headquarters, U.S. Marine Corps. He was responsible for the leadership, management, and modernization of worldwide Marine Corps logistics/supply chain, facilities and real estate, e-business and contracting, small business, and maintenance, distribution and services. General Kelly is a Senior Fellow and the Research Chair for Logistics at LMI Government Consulting. He also serves on the board of directors of Cascade Designs, Inc., and the board of visitors of the Pennsylvania

State University Smeal College of Business. General Kelly's degrees include a B.A. degree in History from Pennsylvania State University, a B.A. degree in Economics and Business Administration from Chapman College, and an MBA degree from Pepperdine University. He is a graduate of the Industrial College of the Armed Forces, with distinction. General Kelly is also a distinguished graduate of both Pennsylvania State University and Pittsburgh's Central Catholic High School.

        Mr. Charles S. Ream joined our Board of Directors in 2006. Mr. Ream was Executive Vice President and Chief Financial Officer of Anteon International Corporation (acquired by General Dynamics Corporation) from April 2003 to June 2006. From October 2000 to December 2001, he served as Senior Vice President and Chief Financial Officer of Newport News Shipbuilding, Inc. From January 1998 to September 2000, Mr. Ream served as Senior Vice President of Finance for Raytheon Systems Company. From January 1994 to December 1997, he served as Chief Financial Officer of Hughes Aircraft Company ("Hughes"). Prior to joining Hughes, Mr. Ream was a partner with Deloitte & Touche LLP. Mr. Ream currently serves as the Chairman of the Audit Committee and member of the Compensation Committee of the Board of Directors of DynCorp International, Inc. He is also a member of the Board of Directors of The Allied Defense Group, Inc., serving as Chairman of the Compensation Committee and a member of the Audit Committee. Additionally, Mr. Ream is a member of the Board of Directors and Audit Committee of Vangent, Inc. Mr. Ream received a B.S. degree in accounting and a Master of Accounting degree from the University of Arizona and is a Certified Public Accountant.

        Mr. John P. Riceman has been a member of our Board of Directors since 2000. He has over 30 years of experience as a senior executive and manager serving in key operating, marketing, financial, and administrative roles in growth-oriented professional services companies. Since 1996, Mr. Riceman has been Chief Executive Officer of Premise, Inc., a financial management consulting firm specializing in assisting its clients in the evaluation of potential acquisitions of other firms and in the negotiation of the sale or purchase of selected companies. Mr. Riceman has served as Chief Operating Officer of Integrated Microcomputer Systems, Inc. and C3, Inc., both government contracting information technology companies. He also has 15 years of senior management and leadership experience with BDM International, Inc. where he served as Chief Financial Officer. Mr. Riceman received a B.S. degree in engineering from the U.S. Military Academy and an M.S. degree in Operations Research from the U.S. Naval Postgraduate School.

        General Jimmy D. Ross, USA (Ret.) has been a member of our Board of Directors since 2001. He was a U.S. Army military officer for 36 years and retired as a four-star General in 1994. General Ross' last active duty assignment was as Commander of the United States Army Materiel Command in Alexandria, Virginia—a worldwide command of 95,000 military and civilian personnel and 126 different organizations. Following his military retirement, General Ross served as an executive with the American Red Cross and is currently a consultant to Cypress International. General Ross is also a member of the board of directors of VSE Corporation. General Ross received a B.S.E. degree from Henderson State University and an M.A. degree in business management from Central Michigan University. He is also a graduate of the Industrial College of the Armed Forces, the U.S. Army Command and General Staff College, the U.S. Army Transportation Advanced Officer Course and the Basic Infantry Officer Course.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche"), as our independent registered public accounting firm for the fiscal year ending March 31, 2009, and has further directed that management submit the selection of Deloitte & Touche for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited our financial statements since 1994. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the appointment of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

Vote Required

        The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

        The following table represents aggregate fees billed to us for the fiscal years ended March 31, 2007 and March 31, 2008 by Deloitte & Touche, our independent registered public accounting firm.

	Fiscal Year Ended
	(in thousands)
	3/31/07	3/31/08
Audit Fees(1)	$440,040	$669,240
Audit-related Fees(2)	26,000	84,340
Tax Fees(3)	165,600	220,175
All Other Fees(4)	29,388	—

Total Fees	$661,028	$973,755

(1)
Audit fees principally include those for services related to the annual audit of the consolidated financial statements, SEC registration statements and other filings, annual audit of internal control over financial reporting (for fiscal 2008 only) and consultation on accounting matters.

(2)
Audit-related fees principally include acquisition due diligence and services related to preparation for the audit of internal control over financial reporting and adoption of FIN 48.

(3)
Tax fees principally include services related to domestic (federal, state and local) and international tax compliance and acquisition due diligence.

(4)
All other fees principally include those for government contracting advisory services.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche. Pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        All of the services set forth under the table "Independent Public Accounting Firm Fees and Services" above were approved by the Audit Committee pursuant to its pre-approval policy. The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche is compatible with maintaining the independent registered public accounting firm's independence.

        In connection with the audits of our financial statements for the fiscal years ended March 31, 2007 and 2008, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused Deloitte & Touche to report the disagreement if it had not been resolved to the satisfaction of Deloitte & Touche. Deloitte & Touche's reports on the financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the NYSE listing standards, a majority of the members of our Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

        Consistent with these considerations, the Board has affirmatively determined that the following five current directors who are also nominated for re-election to the Board are independent directors within the meaning of the applicable NYSE listing standards: Lt. General Kelly, Mr. Hughes, Mr. Ream, Mr. Riceman and General Ross. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. The Board has determined that Mr. Nolan, our Chairman of the Board, President and Chief Executive Officer, Mr. Wilson, one of our Executive Vice Presidents, Mr. Karlson, one of our Senior Vice Presidents and Mr. Gallagher, our former Chief Executive Officer and Chairman of the Board, are not independent directors by virtue of their current or recent employment with us.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met five times during fiscal 2008, including four quarterly meetings and one special meeting. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

        As required under applicable NYSE listing standards, in fiscal 2008, our non-management directors met in regularly scheduled executive sessions outside the presence of management. Mr. Hughes, as Lead Outside Director, presided over the five executive sessions occurring during fiscal 2008.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2008 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Lt. General Richard L. Kelly, USMC (Ret.)	X		X
Mr. James C. Hughes			X	*	X
Mr. Charles S. Ream	X		X
Mr. John P. Riceman	X	*			X
General Jimmy D. Ross, USA (Ret.)			X		X	*
Total meetings in fiscal 2008	11		5		4

*
Committee Chairman

        Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NYSE rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the company.

Audit Committee

        The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, as set forth in the charter, among other responsibilities, the Audit Committee performs several oversight functions, including:

  •
  evaluates the performance of and assesses the qualifications of the independent auditors;

  •
  determines and approves the retention, termination, compensation and oversight of the independent auditors;

  •
  reviews and approves the retention of the independent auditors to perform any proposed audit services and proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent auditors on the company's audit engagement team as required by applicable law;

  •
  reviews and approves, rejects or ratifies transactions between the company and any related persons;

  •
  reviews the appointment, replacement, reassignment or dismissal of, and periodically evaluates the performance of, the senior internal audit executive;

  •
  confers with management, internal audit and the independent auditors regarding the quality and adequacy of the company's internal controls over financial reporting;

  •
  establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

  •
  meets to review and discuss our annual audited financial statements and quarterly financial statements with management and our independent auditor, including reviewing our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K and recommends to the Board whether to include the annual financial statements in our Annual Report on Form 10-K.

        The Audit Committee is composed of three directors: Messrs. Riceman (Chairman) and Ream and Lt. General Kelly. The Audit Committee met 11 times during fiscal 2008. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.stanleyassociates.com.

        The Board of Directors reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Sections 303A.01 and .02 of the NYSE listing standards). The Board of Directors has also determined that Messrs. Ream and Riceman qualify as an "audit committee financial expert," as defined in applicable SEC rules and that all members are financially literate, as required by the Audit Committee charter. The Board made a qualitative assessment of their level of knowledge and experience based on a number of factors, including formal education and experience. The Audit Committee charter provides that no members of the Audit Committee may serve on the audit committees of more than two other public companies unless the Board determines that such service does not impair the member's ability to serve effectively on the company's Audit Committee. In addition to service on our Audit Committee, Mr. Ream also serves on the Audit Committee of DynCorp International, Inc., Vangent, Inc. and The Allied Defense Group, Inc. The Board of Directors has determined that this simultaneous service does not impair Mr. Ream's ability to effectively serve on our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended March 31, 2008:

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2008 with the management of Stanley, Inc. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Stanley, Inc.'s Annual Report in Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

                      Mr. John P. Riceman, Chairman
                      Mr. Charles S. Ream
                      Lt. General Richard L. Kelly, USMC (Ret.)

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee is composed of Messrs. Hughes (Chairman) and Ream, Lt. General Kelly and General Ross. All members of our Compensation Committee are independent (as independence is currently defined in Rule 303A.02 of the NYSE listing standards). The Compensation Committee met five times during fiscal 2008. The Compensation Committee has adopted a written charter that is available to our stockholders on our website at www.stanleyassociates.com.

        Pursuant to its charter, the Compensation Committee's responsibilities include:

  •
  reviewing and overseeing our compensation programs, plans, practices and policies, including our equity plans and incentive programs to ensure they provide appropriate motivation for corporate performance and increased stockholder value;

  •
  annually reviewing and approving the compensation paid to our executive officers;

  •
  annually reviewing and approving corporate goals and objectives for the CEO, evaluating the CEO's performance in light of those goals and objectives and reviewing and approving (subject to the ratification of the full Board of Directors) the CEO's compensation each year;

  •
  reviewing and approving any change in control, severance, employment agreements and any special or supplemental benefits or perquisites to be provided to the executive officers; and

  •
  annually reviewing and recommending to the full Board of Directors the compensation to be paid to the non-employee directors of our Board.

        The Compensation Committee also reviews and discusses with management the "Compensation Discussion and Analysis" section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings. The Compensation Committee has delegated limited authority to Mr. Nolan to grant stock options, up to certain maximum amounts, to employees as a hiring and retention tool. To date, Mr. Nolan has not exercised this authority.

Compensation Committee Processes and Procedures

        As required by its charter, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with other members of the Committee and, where appropriate, senior management and the Committee's compensation consultant.

        The Compensation Committee meets regularly in executive session. However, from time to time, as permitted by its charter, various members of senior management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation and such decisions are typically made in executive session.

        In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. During fiscal 2008, the Compensation Committee engaged two compensation consultants. First, the Compensation Committee engaged Towers Perrin, as it did in fiscal 2007, to provide competitive compensation levels for the peer group selected by the Compensation Committee. In addition, Towers Perrin provided general fiscal 2008 compensation survey information, as requested by the Compensation Committee as a secondary source of competitive market information to the peer group competitive data. Towers Perrin also performed a review of the change in control severance practices and policies of the peer group companies and reported its findings to the Compensation Committee for consideration. As a result of its review, Towers Perrin recommended to the Compensation Committee that the company adopt new change in control severance agreements for its executives commensurate with the terms in place for executives in the peer group of companies, and the Compensation Committee reviewed and approved this recommendation. For additional information on the role of Towers Perrin in fiscal 2008 compensation decisions, see the "Compensation Discussion and Analysis" below.

        During fiscal 2008, the Compensation Committee also engaged Mercer (US), Inc. for the discrete purpose of providing long-term equity incentive plan design alternatives for the senior executive team. As part of its engagement, at the request of the Compensation Committee, Mercer updated our peer group of companies given the passage of time since the peer group had last been evaluated. For additional information on Mercer's engagement and recommendation relating to our long-term equity program for fiscal 2009, see the "Compensation Discussion and Analysis" below.

        Historically, the Compensation Committee has made adjustments to base salaries, determined annual incentive compensation, granted long-term equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the CEO. For a discussion of Mr. Nolan's role in recommending or determining the compensation paid to our Named Executive Officers (as set forth in the Summary Compensation Table below) during fiscal 2008, see the "Compensation Discussion and Analysis" below. In the case of the CEO, the evaluation of his performance is conducted by the Compensation Committee which determines any adjustments to his compensation as well as awards to be granted, subject to ratification by the independent directors of the full Board. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and analyses of its compensation consultant(s). The specific determinations of the Compensation Committee with respect to executive compensation for each of the Named Executive Officers during fiscal 2008 are described in greater detail in the "Compensation Discussion and Analysis" below.

Nominating and Corporate Governance Committee

        Pursuant to its charter, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

  •
  identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

  •
  reviewing and evaluating incumbent directors;

  •
  recommending to the Board for selection candidates for election to the Board of Directors;

  •
  making recommendations to the Board regarding the membership of the committees of the Board;

  •
  facilitating the assessment of the performance of the Board and its committees;

  •
  developing a set of corporate governance principles; and

  •
  periodically reviewing Chief Executive Officer and management succession plans.

        The Nominating and Corporate Governance Committee is composed of three directors: General Ross (Chairman) and Messrs. Riceman and Hughes. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 303A.02 of the NYSE listing standards). The Nominating and Corporate Governance Committee met four times during fiscal 2008. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.stanleyassociates.com.

        The Board seeks a diverse group of candidates who at a minimum possess the background, skills, expertise and time to make a significant contribution to the Board, our company and our stockholders. The Nominating and Corporate Governance Committee periodically reviews and establishes the criteria for selection of director nominees. The criteria used by the Committee in nominating the current slate of directors and identifying other potential Board candidates (the "Board Membership Criteria") include, but is not limited to, consideration of the following:

  •
  roles and contributions valuable to the business community;

  •
  personal qualities of leadership, character, and judgment;

  •
  maintains a reputation in the community at large of integrity, trust, respect and competence;

  •
  adheres to the highest ethical standards;

  •
  relevant knowledge and diversity of background;

  •
  relevant educational background;

  •
  free from conflicts of interest; and

  •
  adequate time to devote to Board responsibilities.

        In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors' independence.

        The Nominating and Corporate Governance Committee solicits candidate recommendations from Committee members, other directors and management. The Nominating and Corporate Governance Committee also uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, professional search firms or advisors. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by unanimous vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at the following address: 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201 not less than 90 days nor more than 120 days prior to the anniversary date of the filing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate that demonstrates how the individual meets the Board Membership Criteria, and a representation that the nominating stockholder is a beneficial or record holder of our common stock and intends to appear in person or by proxy at the meeting to nominate the person. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        We have not implemented a formal process relating to communications by stockholders and other interested parties with the Board. Nevertheless, every effort is made to ensure that the views of these parties are heard by the Board or individual directors, as applicable, and that appropriate responses are provided in a timely manner. We believe our responsiveness to communications to the Board has been excellent. Stockholders and other interested parties who wish to communicate with our Board should send any correspondence to our Corporate Secretary at 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201.

CODE OF ETHICS

        We have adopted the Stanley, Inc. Code of Ethics ("Code of Ethics") that applies to all officers, directors and employees. In addition, we have also adopted the Stanley, Inc. Code of Conduct for Directors and Executive Officers ("Code of Conduct") that further highlights their particular duties and commitments. Both the Code of Ethics and the Code of Conduct are available on our website at www.stanleyassociates.com. If we make any substantive amendments to either the Code of Ethics or the Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

        The Board of Directors has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines may be viewed at www.stanleyassociates.com.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name	Age	Principal Occupation/ Position Held With the Company
Mr. James H. Brabston	40	Senior Vice President of Mission Systems Group
Mr. Scott D. Chaplin	41	Senior Vice President, General Counsel and Corporate Secretary
Mr. Brian J. Clark	37	Executive Vice President, Chief Financial Officer and Treasurer
Mr. Gregory M. Denkler	49	Executive Vice President of Shared Services
Mr. E. Patrick Flannery	40	Senior Vice President of Business Operations Group
Mr. Thomas R. Fradette	49	Chief Accounting Officer, Vice President and Corporate Controller
Mr. Christopher J. Torti	40	Senior Vice President of Technical Programs Group

        Mr. James H. Brabston has been the Senior Vice President of our mission systems group since November 2007. Mr. Brabston joined our company in 1990. Since 2003, Mr. Brabston served as a Vice President and account manager for defense programs. Prior to becoming Vice President, Mr. Brabston was a senior program manager directly responsible for all of our software development efforts being performed for the Department of the Army and U.S. Marine Corps. Mr. Brabston has also served in various functional, technical, and management capacities and has led the deployment of our personnel in support of Operation Desert Shield/Storm in Saudi Arabia and Operation Restore Hope in Somalia. Mr. Brabston earned a B.A. degree in economics from Syracuse University, and an M.S. degree in software engineering from George Mason University.

        Mr. Scott D. Chaplin has been our General Counsel since November 2005, Corporate Secretary since February 2006 and a Senior Vice President since November 2007. Prior to joining Stanley in 2005, he served as Vice President and General Counsel of BAE Systems Information Technology and prior to that as Vice President and General Counsel of DigitalNet Government Solutions. From 1996 to 1997, Mr. Chaplin practiced at Reed Smith in Washington, D.C. and from 1997 to 1999 at Morgan Lewis & Bockius in Washington, D.C. He also served as Judicial Clerk to the Honorable Marian Horn, Judge, United States Court of Federal Claims, Washington, D.C. Mr. Chaplin received a B.A. degree from the University of Massachusetts at Amherst and a J.D. degree from American University.

        Mr. Brian J. Clark has been our Chief Financial Officer and Treasurer since April 2006 and an Executive Vice President since November 2007. Prior to joining Stanley, he held various executive positions at Titan Corporation from 2001 to 2006, most recently as Vice President and Corporate Controller. Prior thereto he had been Titan's Vice President of Strategic Transactions where he managed the company's mergers and acquisitions program, as well as divestitures, equity joint ventures and other strategic transactions. From 1996 to 2001, he held various positions at Arthur Andersen LLP, a public accounting firm, most recently as a Senior Manager. From 1994 to 1996, he held various positions at Deloitte & Touche LLP, a public accounting firm, most recently as a senior staff accountant. Mr. Clark holds a B.S. degree in Accounting from Virginia Polytechnic Institute and State University and is a Certified Public Accountant.

        Mr. Gregory M. Denkler has been our Executive Vice President of shared services since November 2007. Mr. Denkler was Senior Vice President of operations from April 2003 until October 2007. From April 2000 to March 2003, Mr. Denkler was our Vice President and General Manager of the information technology and business systems division. Prior to joining our company in 1989, Mr. Denkler served on active duty in the U.S. Navy from 1981 to 1988, most recently as test and evaluation director for submarine weapon systems at the Naval Sea Systems Command. Mr. Denkler received a B.S. degree in oceanography from the U.S. Naval Academy and an MBA degree from the Virginia Polytechnic Institute and State University.

        Mr. E. Patrick Flannery has been the Senior Vice President of our business operations group since November 2007. Mr. Flannery joined our company in 1991. Prior to his current position, Mr. Flannery served as Vice President of corporate development and in program management roles for many of the company's key customers, including the U.S. Marine Corps, Department of Energy and Department of State. Mr. Flannery received a B.S. degree in business administration from the University of Delaware and an MBA degree from Johns Hopkins University.

        Mr. Thomas R. Fradette has been our corporate controller since joining our company in February 2004 and currently holds the positions of chief accounting officer and Vice President. Prior to joining Stanley, Mr. Fradette spent more than 20 years working in the government contracting industry and public accounting, including positions at Raytheon, Textron, Kaman and, most recently, Fuentez Systems Concepts, where Mr. Fradette served as executive vice president and chief financial officer. Mr. Fradette received a B.S. degree in business administration from the University of Massachusetts at Amherst, an MBA degree from Babson College and is a Certified Public Accountant.

        Mr. Christopher J. Torti has been the Senior Vice President of our technical programs group since November 2007. Mr. Torti joined our company in 1990. From 1990 to 1999, Mr. Torti served in various capacities, including as director of contracts and Vice President of contracts and pricing. Additionally, Mr. Torti was Senior Vice President of mergers and acquisitions from 2001 until October 2007. Mr. Torti received a B.S. degree in business administration from Clemson University and a masters certification in government contract management from the University of Virginia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of May 31, 2008 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock. Except as otherwise noted, the address of the individuals below is c/o Stanley, Inc., 3101 Wilson Boulevard, Suite 700, Arlington, Virginia 22201.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Compensated Persons and Directors:
Philip O. Nolan(2)	2,333,850	9.90%
Brian J. Clark(3)	179,305	*
Gregory M. Denkler(4)	493,578	2.10%
Christopher J. Torti(5)	484,741	2.06%
George H. Wilson(6)	907,654	3.85%
William E. Karlson(7)	1,456,952	6.21%
Lawrence A. Gallagher(8)	684,105	2.92%
James C. Hughes(9)	112,512	*
Lt. General Richard L. Kelly(10)	20,192	*
Charles S. Ream(11)	9,208	*
John P. Riceman(12)	89,512	*
General Jimmy D. Ross(13)	37,181	*
All executive officers and directors as a group (16 persons)	7,434,908	31.72%
Other Stockholders:
Bank of America Corporation(14) NB Holdings Corporation United States Trust Company, N.A. 100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	4,371,162	18.65%
Baron Capital Group, Inc.(15) BAMCO, Inc. Baron Small Cap Fund Ronald Baron 767 Fifth Avenue New York, NY 10153	1,623,700	6.93%

*
Less than one percent.

(1)
This table is based solely upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,436,811 shares outstanding on May 31, 2008, adjusted as required by rules promulgated by the SEC.

(2)
Consists of: a) 1,583,700 shares as to which Mr. Nolan has sole voting and investment power, b) 160,034 shares held by our Employee Stock Ownership Plan ("ESOP") for his account as to which he has shared voting and investment power, c) 139,695 unvested shares of restricted stock as to which he has sole voting power, d) 130,463 shares issuable pursuant to options exercisable within 60 days of May 31, 2008, e) 12,008 shares held by the Stanley, Inc. 401(k) Plan Employer Stock Fund ("401(k) Plan") for his account as to which he has shared voting and investment power, and f) 307,950 shares which are held for his account by the Executive Deferred Compensation and Equity Incentive Plan Trust ("2002 Trust") which he has the right to acquire within 60 days of May 31, 2008 upon certain trust termination clauses, as to which he disclaims beneficial ownership. Excludes 150,000 shares which are held in a dynasty trust, as to which he does not have voting or investment power and, as such, disclaims beneficial ownership. Mr. Nolan's spouse, as trustee, has sole voting and investment power with respect to the 150,000 shares held by the dynasty trust.

(3)
Consists of: a) 55,755 shares as to which Mr. Clark has sole voting and investment power, b) 161 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 83,212 unvested shares of restricted stock as to which he has sole voting power, d) 25,177 shares issuable pursuant to options exercisable within 60 days of May 31, 2008 and, e) 15,000 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2008 upon certain trust termination clauses, as to which he disclaims beneficial ownership.

(4)
Consists of: a) 63,605 shares as to which Mr. Denkler has sole voting and investment power, b) 95,522 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 54,852 unvested shares of restricted stock as to which he has sole voting power, d) 110,382 shares issuable pursuant to options exercisable within 60 days of May 31, 2008, e) 8,087 shares held by the 401(k) Plan for his account as to which he has shared voting and investment power, and f) 161,130 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2008 upon certain trust termination clauses, as to which he disclaims beneficial ownership.

(5)
Consists of: a) 236,876 shares as to which Mr. Torti has sole voting and investment power, b) 53,200 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 56,445 unvested shares of restricted stock as to which he has sole voting power, d) 81,779 shares issuable pursuant to options exercisable within 60 days of May 31, 2008, e) 5,441 shares held by the 401(k) Plan for his account as to which he has shared voting and investment power, and f) 51,000 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2008 upon certain trust termination clauses, as to which he disclaims beneficial ownership.

(6)
Consists of: a) 421,738 shares as to which Mr. Wilson has sole voting and investment power, b) 62,856 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 56,445 unvested shares of restricted stock as to which he has sole voting power, d) 141,779 shares issuable pursuant to options exercisable within 60 days of May 31, 2008, e) 5,146 shares held by the 401(k) Plan for his account as to which he has shared voting and investment power, and f) 219,690 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2008 upon certain trust termination clauses, as to which he disclaims beneficial ownership. Excludes 70,000 shares which are held in a dynasty trust, as to which he does not have voting or investment power and, as such, disclaims beneficial ownership. Mr. Wilson's sister, as trustee, has sole voting and investment power with respect to the 70,000 shares held by the dynasty trust.

(7)
Consists of: a) 1,126,198 shares as to which Mr. Karlson has sole voting and investment power, b) 190,548 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 2,327 unvested shares of restricted stock as to which he has sole voting power, d) 6,552 shares issuable pursuant to options exercisable within 60 days of May 31, 2008, e) 10,637 shares held by the 401(k) Plan for his account as to which he has shared voting and investment power, and f) 120,690 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2008 upon certain trust termination clauses, as to which he disclaims beneficial ownership. Excludes 150,000 shares which are held in a dynasty trust, as to which he does not have voting or investment power and, as such, disclaims beneficial ownership. Mr. Karlson's spouse, as trustee, has sole voting and investment power with respect to the 150,000 shares held by the trust.

(8)
Consists of: a) 463,810 shares as to which Mr. Gallagher has sole voting and investment power, b) 755 unvested shares of restricted stock as to which he has sole voting power, and c) 219,540 shares as to which Mr. Gallagher's spouse has sole voting and investment power. Mr. Gallagher disclaims beneficial ownership of the 219,540 shares, as to which he does not have voting or investment power.

(9)
Consists of: a) 106,490 shares as to which Mr. Hughes has sole voting and investment power, b) 3,000 shares held by Mr. Hughes' son over which he has shared voting and investment power, and c) 3,022 unvested shares of restricted stock as to which he has sole voting power.

(10)
Consists of: a) 17,170 shares as to which Lt. General Kelly has sole voting and investment power, and b) 3,022 unvested shares of restricted stock as to which he has sole voting power.

(11)
Consists of: a) 7,320 shares as to which Mr. Ream has sole voting and investment power, and b) 1,888 shares of unvested restricted stock as to which he has sole voting power.

(12)
Consists of: a) 65,610 shares as to which Mr. Riceman has sole voting and investment power, b) 3,022 unvested shares of restricted stock as to which he has sole voting power, and c) 20,880 shares held in trust over which Mr. Riceman's spouse, as trustee, has sole voting and investment power. Mr. Riceman disclaims beneficial ownership of the 20,880 shares, as to which he does not have voting or investment power.

(13)
Consists of: a) 18,193 shares as to which General Ross has sole voting and investment power, b) 17,100 shares issuable pursuant to options exercisable within 60 days of May 31, 2008, and c) 1,888 shares of unvested restricted stock as to which he has sole voting power.

(14)
Bank of America, N.A., as successor to United States Trust Company, N.A., is the trustee of the ESOP and 401(k) Plan, which is the record owner of 4,371,162 shares of common stock. For participants in our ESOP and 401(k) Plan, holdings include shares allocated to their individual accounts. Under the terms of the ESOP and 401(k) Plan, the trustee is currently obligated, with respect to certain matters, to solicit participants to vote shares of our common stock allocated to participants' accounts, and the trustee generally will vote such shares in accordance with the voting decisions of the participants.

(15)
The reporting group of Baron Capital Group, Inc., BAMCO, Inc., Baron Small Cap Fund and Ronald Baron are the record owners of 1,623,700 shares of common stock based upon the Schedule 13G filing with the SEC on February 14, 2008.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth certain information relating to the number of shares of our common stock subject to outstanding stock options and the number of shares remaining available for future issuance under our equity compensation plans as of March 31, 2008.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity Compensation Plans Approved By Security Holders	1,609,475	$9.15	3,832,702
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	1,609,475	$9.15	3,832,702

(1)
Represents the aggregate number of shares of our common stock subject to stock options outstanding under our 1995 Stock Incentive Plan (the "1995 Plan"), 2002 Executive Deferred Compensation and Equity Incentive Plan (the "2002 Plan") and our 2006 Omnibus Incentive Compensation Plan (the "2006 Plan").

(2)
Represents the aggregate number of shares of common stock available for issuance under our 2006 Plan and Employee Stock Purchase Plan (the "ESPP"). None of the 400,000 shares of common stock available for grant pursuant to the ESPP have been issued. No shares of common stock remain available for grant under the 1995 Plan or 2002 Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the company's directors and executive officers, and persons who own more than ten percent of a registered class of the company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except for the following: (i) a late report by Mr. Gallagher with respect to the transfer of shares to his wife on December 5, 2006, which was reported on May 15, 2008, (ii) late reports by Messrs. Nolan, Wilson, Denkler, Torti and Fradette with respect to their respective Employee Stock Ownership Plan diversification elections and subsequent sales on September 19, 2007, which were reported on January 23, 2008, (iii) late reports by Messrs. Hughes, Riceman, Ross, Ream, Kelly, and Gallagher with respect to restricted stock awards received on August 16, 2007 as non-employee director compensation, which were reported on August 28, 2007 and (iv) a late report by Mr. Torti with respect to a sale of shares on November 16, 2007, which were partially reported on November 20, 2007 and June 18, 2008.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended March 31, 2008 and this proxy statement.

The Compensation Committee:

  James C. Hughes (Chairman)
  Charles S. Ream
  General Jimmy D. Ross, USA (Ret.)
  Lt. General Richard L. Kelly, USMC (Ret.)

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee during fiscal 2008, or as of the date of this proxy statement, is or has been one of our officers or employees and none of our executive officers served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policy

        Overview.    This section discusses the principles underlying our executive compensation program and what we believe to be the most important factors relevant to an analysis of our compensation decisions with respect to our Named Executive Officers (set forth below) during fiscal 2008. It provides qualitative information regarding the manner and context in which compensation was awarded to, and earned by, our Named Executive Officers and places in perspective the data presented in the tables and narratives that follow. The Compensation Committee of our Board of Directors, or Committee, is responsible for overseeing our compensation program, including the compensation awarded to our Named Executive Officers. For more information on the process and procedures of the Compensation Committee, see "Information Regarding Committees of the Board of Directors—Compensation Committee" above.

        For fiscal 2008, our Named Executive Officers consisted of: Mr. Philip Nolan, Chairman, President and CEO; Mr. Brian Clark, Executive Vice President, CFO and Treasurer; Mr. Gregory Denkler, Executive Vice President, shared services; Mr. Christopher Torti, Senior Vice President, technical programs; and Mr. George Wilson, Executive Vice President, strategic operations. During fiscal 2008, we underwent an internal reorganization which resulted in Messrs. Clark, Denkler and Torti holding the positions set forth above. Prior to the reorganization, Mr. Clark was CFO and Treasurer; Mr. Denkler was Senior Vice President, operations; and Mr. Torti was Senior Vice President, mergers and acquisitions.

        Compensation Philosophy and Objectives.    We completed our initial public offering in October 2006. For the remainder of fiscal 2007 and in fiscal 2008, as a relatively newly-public company, the Committee's primary focus was to formulate an executive compensation program that:

  •
  is competitive, in structure as well as amounts of compensation;

  •
  rewards the executives in accordance with their relative contributions to achieving shorter-term strategic milestones and upholding key mission-related objectives; and

  •
  emphasizes the retention of the executive management team in order to continue to grow as a public company.

        One factor considered by the Committee in focusing on these objectives was that, as a newly-public company, we did not have the historical data necessary to compare our performance to that of our public-company peers, particularly with respect to performance factors such as earnings per share. The Committee's view was that, until we had an established basis on which to make such comparisons, the compensation program should focus on competitiveness, short-term, performance-based awards and long-term retention of our executives.

        While we currently anticipate continuing our focus on these compensation objectives in the near term, for fiscal 2009, we have also begun to incorporate additional performance-based compensation into our program, specifically with respect to our equity compensation awards. We have also slightly modified the structure of our short-term annual cash incentive program to place more emphasis on the overall corporate performance measures that we believe contribute both to our short-term performance as well as to longer-term growth in stockholder value—consolidated revenue, earnings per share and free cash flow—and to more effectively reward our executives for their respective contributions to our overall corporate performance and/or the individual divisions they oversee. We discuss these changes in more detail below. The Committee and Board of Directors believes these modifications are consistent with our view to continually review the structure and emphasis of our executive compensation program, as an early-stage public company, in order to devise a program which strikes the appropriate balance between competitiveness, executive motivation and retention and our strategic plan and actual financial performance, with the ultimate objective of increasing long-term performance and stockholder return.

Determining Amounts of Compensation

        We determine the appropriate level for each component of executive compensation we pay based primarily, but not exclusively, on the Committee's review of competitive peer group and general compensation survey data, the Committee's view of internal equity and consistency among executives at various levels within our organization, and the recommendation of Mr. Nolan, our CEO. There is no fixed or rigid formula for determining compensation, however, and the Committee retains the flexibility to take into account other objective and subjective considerations it deems relevant during the year, such as rewarding extraordinary executive contributions, overall company performance for the year and increases or decreases in job responsibilities. Setting of executive compensation is based largely on the Committee's subjective review of any or all of these factors for the year.

        Competitive Market Data Review.    As a first step in establishing compensation for our executives, one of the compensation consultants retained by the Committee during fiscal 2008, Towers Perrin, provided competitive data for base salary, annual cash incentive awards and long-term stock-based incentives paid by a peer group of publicly-traded, U.S.-based professional services companies that serve the government sector and thus are in the same industry and compete for the same executive talent. The companies comprising our core peer group for fiscal 2008 were relatively the same peer group companies we have used since fiscal 2006 and are as set forth below:

•	Anteon International Corp. (acquired by	•	MTC Technologies, Inc.
	General Dynamics Corporation in June 2006)	•	NCI, Inc.
•	CACI International, Inc.	•	SI International, Inc.
•	ICF International, Inc.	•	SRA International, Inc.
•	ManTech International Corp.

        Towers Perrin provided updated compensation information for each of these companies, including Anteon International Corp. which, despite its acquisition by General Dynamics, we believed remained part of our competitor group and the information on its key executives was publicly-available. In addition, the Committee reviewed fiscal 2008 general survey information provided by Towers Perrin as a means to validate the core peer group information. While it reviewed this general survey data, in fiscal 2008 as in fiscal 2007, the Committee predominantly looked to the core peer group data as the primary source of competitive data as we believe these companies are our true competitors and our primary source of executive talent.

        The Committee reviewed the core peer group and general survey information for guidance and for competitive reasons only as one factor in determining each executive's compensation amounts, but did not specifically target, or "benchmark," any element of compensation or the total compensation paid to the executives.

        Internal Equity.    One of the key considerations of the Committee in determining each executive's compensation for the year is to ensure that all executives within a certain level of management, such as Executive Vice Presidents or Senior Vice Presidents, are treated similarly and equitably. These executives typically have similar levels of responsibility and expectations and we believe this promotes fairness and equally motivates our executives toward common company goals and objectives. As discussed above, however, the Committee retains the flexibility to recognize outstanding executive performance during the year as it deems necessary.

        CEO Recommendations.    As in prior years, during fiscal 2008, Mr. Nolan, our CEO, provided recommendations to the Committee with respect to base salary increases, performance targets and award amounts for the annual incentive compensation program and the value of long-term equity grants for each Named Executive Officer other than himself. Mr. Nolan based his compensation recommendations on the same core peer group data reviewed by the Committee and his subjective review of each officer's overall performance and contribution to our business during the prior year. While the Committee considers the recommendations of Mr. Nolan, the Committee independently evaluates the recommendations and makes all final compensation decisions. The compensation of Mr. Nolan, including base salary amounts, performance targets and award amounts for the annual incentive compensation program and the value of equity grants, are decided by the Committee in executive session.

Principal Elements of Compensation

        Similar to prior years, the compensation paid to our Named Executive Officers during fiscal 2008 consisted of the following three primary components:

  •
  Base salary—We provide a fixed base salary to our executives to compensate them for services provided to us during the year;

  •
  Annual cash incentive awards—We provide annual cash incentive awards to our executives in order to reward them for achievement of annual performance goals from year-to-year; and

  •
  Long-term equity incentive awards—We provide long-term equity incentive awards to our executives, comprised of service-based stock options and restricted stock, which are intended to reward them for prior service and motivate them to stay with us and build long-term stockholder value.

        We view these components as related, but having distinct attributes. Although the Committee does review the total compensation paid to the Named Executive Officers during the year, we do not generally believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.

        Base salary.    In determining the fiscal 2008 base salary increases for our Named Executive Officers, the Committee considered the core group data which indicated that, overall, fiscal 2007 base salaries for the executives were below the median of the competitive market. Because we believe it is appropriate to pay base salaries, our only element of fixed compensation, competitive with the market, and because each of the Named Executive Officers, other than Mr. Clark, received a significant base salary increase for fiscal 2007 based on our peer group data review at the time, as recommended by Mr. Nolan, the Committee awarded modest base salary increases for fiscal 2008, as set forth below:

Name	% Increase in Base Salary	Fiscal 2008 Base Salary
Mr. Nolan	4.6%	340,000
Mr. Clark	13.0%	260,000
Mr. Denkler	2.3%	225,000
Mr. Torti	4.7%	225,000
Mr. Wilson	4.7%	225,000

        Mr. Clark received a larger base salary increase for fiscal 2008 upon the recommendation of Mr. Nolan and in recognition of his efforts in connection with our initial public offering and our transition to a public company, with the accompanying financial reporting considerations. In addition, as noted above, he did not receive a salary increase for fiscal 2007. The salary increases for Messrs. Denkler, Torti and Wilson were also based on internal equity considerations and our desire to treat each executive relatively equally.

        Annual Cash Incentive Awards.    During fiscal 2008, each Named Executive Officer participated in our annual cash incentive award program, which was substantially similar to our fiscal 2007 program. Each executive's fiscal 2008 incentive amount was determined as follows:

  •
  Target Award.  Each executive's target cash incentive award was expressed as a percentage of his base salary for the year, as set forth in the table below. For fiscal 2008, each executive's target percentage remained unchanged from fiscal 2007 as the Committee believed the targets were competitive with the core peer group data.

Name	Target Award %	Target Award ($)
Mr. Nolan	100%	$340,000
Mr. Clark	75%	$195,000
Mr. Denkler	60%	$135,000
Mr. Torti	60%	$135,000
Mr. Wilson	60%	$135,000
  •
  Performance Goals.  The actual amount of the cash incentive award paid for fiscal 2008 was determined based upon the Committee's review of the achievement of four general categories of information. Specifically, the Committee reviewed certain objective financial and operational performance goals which we believe are the best indicators of our annual performance, as well as subjective or qualitative goals within three additional categories: People, Process and Perspective.

    Financial and Operational Performance Goals.    Similar to fiscal 2007, the Committee determined that 70% of each executive's potential fiscal 2008 cash incentive award would be based on the achievement of the following corporate financial performance goals, as measured against our fiscal 2008 financial plan:

    •
    25% based upon our corporate revenue target;

    •
    25% based upon our EBITDA margin;

    •
    25% based upon our days sales outstanding target, or DSO;

    •
    15% based upon our EPS target; and

    •
    10% based upon our operating cash flow.

    The weighting for each target was determined based on the Committee's view of the relative importance of the metric in determining our overall financial performance for the year. In November 2007, however, as recommended by Mr. Nolan, the Committee approved modifications to the weighting of each metric as part of our transition to a more direct focus on revenue and EPS, and less of a focus on EBITDA margin and DSO, as the key indicator of our financial success. As a result of these modifications, the weighting for each metric was changed as follows:

    •
    40% based on corporate revenue;

    •
    30% based on EPS; and

    •
    10% based on each of DSO, EBITDA margin and operating cash flow.

    In addition, as a change from our fiscal 2007 annual incentive plan structure, the Committee established threshold, target and overachieve targets for each of the consolidated revenue, EBITDA margin and EPS metrics. Threshold, or 50% of target, emphasized that a minimum level of performance for each metric was necessary in order for the executive to earn the award, while overachieve, or 150% of target, provided the executives the ability to earn above target annual incentive amounts if we exceeded our goals. The financial and operational goals were determined based upon our fiscal 2008 financial plan, as determined by the senior management team and approved by the Board of Directors, and were as set forth below:

Performance Goal	Threshold	Target	Overachieve
Corporate Revenue	$475 million	$500 million	$525 million
EPS	$0.81	$0.82	$0.86
EBITDA Margin	8.70%	8.80%	8.90%
DSO		Less than 78 days
Operating Cash Flow		$20 million

    People Goals.    As in fiscal 2007, Mr. Nolan recommended that 20% of the fiscal 2008 cash incentive would be based on the achievement of certain goals relating to the quality of our workforce. The qualitative objectives in this area for fiscal 2008 were to promote leadership to achieve corporate objectives (to be evaluated based in part on the teamwork displayed among senior executives), achieve the highest quality workforce in our industry and enhance our culture.

    Process and Perspectives Goals.    The remaining 10% of the potential fiscal 2008 cash incentive awards was split evenly between Process and Perspectives criteria, each of which were also recommended by Mr. Nolan. Such criteria included maintaining effective company communications, customer-focused internal organizations and processes, achieving the highest levels of customer satisfaction, establishing lasting customer relationships and increasing name recognition and visibility.

    The Named Executive Officers were also eligible to earn a rating of overachieve in each of the People and Process and Perspective objectives categories.

  •
  Determination of Award Amounts.  In evaluating fiscal 2008 financial performance, the Committee noted that we exceeded our "overachieve" target amounts with respect to corporate revenue, EBITDA margin and EPS, and exceeded our operating cash flow target. Specifically, the Committee recognized our nearly 50% growth in revenue while at the same time adjusting to our first full year as a public company and undertaking a major internal reorganization. With respect to our People and Process and Perspective objectives, the Committee noted the teamwork among the senior management team, including the Named Executive Officers, and that we were named to FORTUNE® Magazine's list of "100 Best Companies to Work For" for the second consecutive year.

    The only performance metric which was not achieved for the year was DSO, with actual results at 80% of target. Upon the recommendation of Mr. Nolan, the Committee considered that this metric was not achieved due primarily to the fact that two significant customers converted accounting systems during the year and essentially stopped paying their bills due to issues which arose as a result of the conversion. In addition, the Committee considered that if these customers had paid within net 30-day terms, the DSO target would have been achieved. Based on these considerations, the Committee exercised its discretion under the plan to award each Named Executive Officer his full "overachieve" annual incentive award amount, despite the shortcoming in DSO which accounted for only 10% of the overall financial and operating performance objectives under the plan.

    See the "Non-Equity Plan Incentive Compensation" column of the Summary Compensation Table, and the Grants of Plan-Based Awards Table below for more information on these awards.

        Long-Term Equity Incentive Awards.    We provide long-term equity incentive awards to our executives, including each of the Named Executive Officers, in the form of service-based stock options and restricted stock awards, each of which vest ratably over a three-year period. We chose these forms of equity awards based on the recommendation of Towers Perrin and our review of the core peer group data. In addition, as discussed above, our focus to date has been on retention of executives and we believe each provides a substantial retention mechanism.

        For each of the Named Executive Officers other than Mr. Nolan, the executive's fiscal 2008 long-term incentive award was targeted at 70% stock options and 30% restricted stock. For Mr. Nolan, 80% of his award was targeted at stock options with 20% in restricted stock. We place greater emphasis on stock options as, while they are a retention tool, we also believe stock options are inherently performance-based as the executive only receives value from the award if the price of our common stock increases. Our equity awards are granted at the beginning of each fiscal year in order to recognize the executive's performance during the prior fiscal year as well as to incentivize performance (with respect to stock options) and encourage retention for the coming years. Because our equity awards are designed to motivate our executives to stay with our company and increase stockholder value, the Committee generally does not consider an executive's current stock or option holdings a material component in making decisions for additional awards.

        Individual grant sizes for the awards made in fiscal 2008 were primarily determined based upon a review of the core peer group data, the outcome of the funding of our annual cash incentive compensation pool for fiscal 2007 (i.e., at target, above target, etc.) and our internal equity principles. Specifically, the Committee reviewed the range of long-term incentive values for each executive between the 50th and 75th percentiles of the core peer group data. These values were then adjusted for our executives so that, if we achieved "target" under the annual incentive plan, the executive would be awarded long-term incentive values at approximately the 50th percentile of the core peer group, and if we achieved "above target" performance, the long-term incentive values would fall between approximately the 50th and 75th percentiles. The following table sets forth the competitive long-term incentive values, potential equity awards and actual equity awards for each Named Executive Officer during fiscal 2008:

			Fiscal 2008 Equity Awards
	"Target" Total Shares	"Above Target" Total Shares
Name			Options	Stock	Total
Mr. Nolan	83,020	99,625	89,890	10,110	100,000
Mr. Clark	28,250	34,020	33,535	6,465	40,000
Mr. Denkler	27,115	32,535	25,150	4,850	30,000
Mr. Torti	26,500	31,800	29,340	5,660	35,000
Mr. Wilson	26,500	31,800	29,340	5,660	35,000

        Mr. Nolan recommended that each executive (other than himself) receive generally at, or slightly above, the "above target" number of shares for the year given our overachievement of most of our key financial performance metrics for the year, as described in part under "Annual Cash Incentive Compensation" above. For this reason, the Committee approved his recommendations and also awarded Mr. Nolan a commensurate number of shares for fiscal 2008.

        Equity Grant Practices.    The Committee approves grants of equity awards, including to the Named Executive Officers, at the Committee's first fiscal quarter meeting each year. Special grants to newly-hired employees are granted in the month of hire. While our Board has delegated the authority for Mr. Nolan to approve grants of stock option awards, up to certain maximum amounts, as a hiring and retention tool, to date, this authority has not been exercised. The exercise price of any option grant is equal to the fair market value of the shares on the date of grant, which is the closing price of our common stock on the New York Stock Exchange.

Changes to Executive Compensation Program for Fiscal 2009

        Fiscal 2009 Annual Incentive Compensation.    As discussed above, upon the recommendation of Mr. Nolan, the Committee has slightly modified the structure of the fiscal 2009 annual incentive compensation plan in order to focus and reward the executives for the financial and operational performance measures for which they have direct control and which, we believe, most directly affect our long-term growth. 70% of each executive's potential incentive compensation for the year will be based on achievement of financial and operational performance objectives, similar to prior years. However, for those executives responsible for our overall corporate performance, including Messrs. Nolan, Clark, Denkler and Wilson, this portion of each executive's annual incentive award will be based on the following corporate measures:

Objective	Weighting
Consolidated Revenue	50%
EPS	35%
Free Cash Flow	15%

        For those executives responsible for a particular operating group, including Mr. Torti, 30% of the 70% of each officer's annual incentive compensation that is tied to financial and operational performance will be based on the corporate measures above, with the remaining 70% based on "group" measures, as set forth below:

Objective	Weighting
Group Revenue	30%
Direct Labor(1)	30%
EBIT (Operating Income)	20%
DSO	20%

    (1)
    "Direct labor" means direct labor dollars paid to our employees, excluding premium or hazardous duty pay and not including overtime pay.

        In order to further focus the executives on the corporate or group metrics that we believe are the key factors affecting our growth and stockholder return, the 50% "overachieve" potential annual incentive award for financial and operations performance will be based, for the overall corporate performance executives, on the consolidated revenue and EPS metrics only, and for the group performance executives, on the consolidated revenue and EPS metrics as well as group revenue and EBIT metrics.

        Award of Performance-Based Restricted Stock Awards.    As discussed above, as part of the ongoing transition of our executive compensation program, during fiscal 2008, the Committee retained Mercer (US), Inc. to provide long-term equity incentive design alternatives for the senior management team. The objective of this review was to provide a mechanism to motivate executive performance over a designated timeframe while at the same time bolstering our retention objective. As part of its review, Mercer reviewed a peer group of companies to determine the competitiveness of our "total direct compensation," meaning annual base salary, annual incentive compensation and the value of equity awards granted during the year, compared to these companies. As recommended by Mr. Nolan and approved by the Committee, the peer group was the same as the core peer group discussed above, other than the exclusion of Anteon International Corp. and ICF International, Inc. and the addition of Dynamics Research Corp., given the passage of time since we last reviewed the companies comprising the core peer group (fiscal 2006).

        The Mercer review informed the Committee that our executive team was, on average, positioned between the median and 75th percentile of the Mercer peer group in total direct compensation. In order to meet the Committee's objective to add additional performance-based awards to the compensation program, while at the same time spreading the expense of such awards and the retention benefits over an extended period, Mercer recommended to the Committee, and the Committee approved, the following revisions to our long-term equity program for fiscal 2009 awards:

  •
  two-thirds of each executive's annual equity award for fiscal years 2009 - 2011 will continue to be comprised of service-based stock options and restricted stock grants, similar to prior years and generally as determined and discussed above; and

  •
  the remaining upside under straight service-based grants will be foregone in favor of larger awards that are 100% performance-contingent and paid in restricted stock.

        The performance-based restricted stock will be earned based on the achievement of consolidated revenue and EPS targets over a three-year performance period. The Committee chose these two performance metrics as it believes these metrics are the key indicators of our growth and return on stockholder value over the next several years. 75% of the awards will vest, if at all, upon achievement of the performance targets after three years, with the remaining 25% to vest one year after the performance criteria have been met based on continued service. In addition, in the event the consolidated revenue target is achieved during the first or second year of the three-year performance period, but the EPS target is not, 75% of the award may still be earned if both targets are achieved by fiscal 2011. The Committee believes the structure of these awards accomplish both our performance and retention objectives.

        The size of each Named Executive Officer's performance-based restricted stock award was determined based on a value commensurate with the Mercer peer group data and with positioning the executives to be at approximately 75th percentile of the Mercer peer group in total direct compensation, a level the Committee deemed appropriate. Because the Mercer peer group review indicated that our executive base salaries and total cash compensation (base salary plus incentive) were at the 25th percentile and median of the Mercer peer group, respectively, a larger percentage of each executive's annual compensation was required to be delivered in the form of equity awards, which was consistent with our focus on performance-based equity awards, retention and return on stockholder value. Accordingly, the Committee approved the following awards for each Named Executive Officer in early fiscal 2009:

Name	Annual Option Award (#)(1)	Annual Restricted Stock Award (#)(1)	Performance-Based Restricted Stock (#)
Mr. Nolan	33,754	6,510	126,445
Mr. Clark	15,733	3,035	75,867
Mr. Denkler	10,850	2,093	50,578
Mr. Torti	10,850	2,093	50,578
Mr. Wilson	10,850	2,093	50,578

(1)
As discussed above, the amount of each officer's annual stock option and restricted stock award is based partly on his performance during the prior year, or fiscal 2008, but is also intended to incentivize (for stock options) and retain the executive in future years.

Adoption of Change in Control Agreements

        As part of its review during fiscal 2008 and as requested by the Committee, Towers Perrin reviewed the change in control and severance arrangements of our core peer group as compared to our company. During fiscal 2008, only Mr. Clark had a change in control and severance agreement with us which was entered into in connection with his hiring in 2006. The review found that five of the eight government contractors in the core peer group provided change in control protection to their senior executive officers. Tower Perrin's view was that documenting the terms of change in control and severance arrangements with senior executives was common practice within our industry and should be adopted by our company.

        Based on our focus on retention of the senior management team, and our short history as a public company, the Committee approved this recommendation and we entered into change in control severance agreements with certain of our executive officers, including each of the Named Executive Officers, on June 26, 2008. The amounts and types of severance benefits payable to the executives under the agreements were determined based on the prevailing structure and amounts within the core peer group companies.

        The agreements provide for a "double trigger," meaning that the executives will only be entitled to the severance benefits if a change in control occurs and the executive is terminated without cause or terminates his employment for good reason within a certain period of time following a change in control (or a potential change in control). We believe change in control protections alleviates concerns regarding the possible occurrence of such a transaction, allowing our senior executives to focus their attention on our business. We also believe, however, that if the executive is terminated without cause or the executive terminates employment for good reason within a certain period of time following the transaction, the executive should be afforded a certain level of protection from termination outside of his control.

        For a more detailed discussion of the terms of these agreements, including a definition of the key terms and the estimated benefits payable thereunder, see the "Potential Payments Upon Termination or Change in Control" section below.

Perquisites

        We do not provide substantial perquisites or personal benefits to our executive officers, including the Named Executive Officers, that are not otherwise available to our employees generally. In fiscal 2008, we replaced the provision of limited, specific perquisites to our executives with an annual "executive allowance," to be paid monthly, so that our executives could spend this portion of their compensation as they choose from a list of designated items. These items include: car allowance; physical exams; club membership not used exclusively for business entertainment; air travel club memberships; first class business travel outside of normal company policy; additional business travel insurance; supplemental life insurance; season tickets to sporting or cultural events; and annual fees for certain corporate credit cards. Each Named Executive Officer's executive allowance was determined based on our core peer group review and internal equity principles. For fiscal 2008, each Named Executive Officer's allowance was as follows: Mr. Nolan, $30,000; and Messrs. Clark, Denkler, Torti and Wilson, $20,000. For the actual amounts spent by each executive during fiscal 2008, see the "All Other Compensation" column and supplemental table to the Summary Compensation Table below.

Government and Tax Considerations

        Government Limitations on Compensation.    As a government contractor, we are subject to the Federal Acquisition Regulation, or FAR, which governs the reimbursement of costs by our government customers. FAR 31.205-6(p) limits the allowability of senior executive compensation to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy, or OFPP, under Section 39 of the OFPP Act (41 U.S.C. 435). The benchmark cap applies to the five most highly compensated employees in management positions in each home office and each of our business segments. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses and deferred compensation, if any, for the year, as recorded in our books and records, must be included. The current benchmark compensation cap, effective January 1, 2008 and as published in the Federal Register, is $612,196. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts.

        Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the principal executive officer and the other three highest paid executive officers (other than the principle financial officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met. As described above, a portion of our annual cash incentive awards is determined based upon the achievement of certain pre-determined financial performance goals, which permits us to deduct such amounts pursuant to Section 162(m). In addition, stock options are inherently performance-based and qualify for the deduction under Section 162(m). Only the base salaries and the service-based restricted stock awards we grant to our executives are not subject to the deduction under Section 162(m); however, by moving to performance-based restricted stock awards, as discussed under "Changes to Executive Compensation Program for Fiscal 2009" above, these restricted stock awards will be subject to the Section 162(m) deduction. While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders, particularly as we continue our transition from a private to a public company. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of the Company and our stockholders.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information regarding compensation earned by our Named Executive Officers for service during fiscal 2008, whether or not such amounts were paid in such year:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Philip O. Nolan Chairman, President & CEO	2008 2007	338,750 325,000	46,918 782,920	181,801 66,746	510,000 325,000	50,890 19,408	1,128,359 1,519,074

Brian J. Clark Executive Vice President & CFO	2008 2007	257,500 230,000	30,002 172,288	48,996 72,418	292,500 200,000	27,509 —	656,507 674,706

Gregory M. Denkler Executive Vice President	2008 2007	224,583 220,000	22,507 481,040	69,223 50,701	202,500 110,000	33,862 17,761	552,675 879,503

Christopher J. Torti Senior Vice President	2008 2007	224,167 215,000	26,266 327,740	75,345 50,701	202,500 130,000	35,147 15,557	563,425 738,999

George H. Wilson Executive Vice President	2008 2007	224,167 215,000	26,266 656,132	75,345 50,701	202,500 140,000	38,136 15,560	566,414 1,077,394

(1)
For fiscal 2008, reflects fiscal 2007 base salary until May 1, 2007, at which point fiscal 2008 base salary amounts became effective. See the "Compensation Discussion and Analysis—Principle Elements of Compensation—Base Salary" above for information on each Named Executive Officer's fiscal 2008 base salary.

(2)
Reflects the dollar amount that was recognized in each respective fiscal year for financial statement reporting purposes under SFAS 123(R) with respect to restricted stock and stock option awards granted to our Named Executive Officers in and prior to the fiscal year, respectively. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. For more information regarding our application of SFAS 123(R), including the assumptions used in the calculations of these amounts, please refer to Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on May 28, 2008. Amounts for fiscal 2007 are higher than the amounts reported for fiscal 2008 due to our initial public offering during fiscal 2007 and the acceleration of restricted stock and option awards in connection therewith. Because these amounts reflect accounting expenses for these awards, they do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

(3)
Amounts reflect the amounts earned by each Named Executive Officer under our fiscal 2008 annual cash incentive plan. For additional information on this plan, see "Compensation Discussion and Analysis—Annual Cash Incentive Awards" above and the Grants of Plan-Based Awards Table below.

(4)
Amounts included in this column for each respective Named Executive Officer are set forth in the table below and include an executive allowance, tax planning and preparation fees and matching contributions to our 401(k) plan for each Named Executive Officer. For additional information on each executive's executive allowance for fiscal 2008, see "Compensation Discussion and Analysis—Perquisites" above. Amounts included under "tax planning and preparation" reflect actual cost to us for these tax services on behalf of the executive.

	Executive Allowance ($)	Tax Planning and Preparation ($)	401(k) Contributions ($)	Total ($)
Philip O. Nolan	26,150	16,170	8,570	50,890
Brian J. Clark	17,817	5,057	4,635	27,509
Gregory M. Denkler	17,817	7,628	8,417	33,862
Christopher J. Torti	17,817	11,313	6,017	35,147
George H. Wilson	17,817	11,547	8,772	38,136

Grants of Plan-Based Awards

        The following Grants of Plan-Based Awards table provides additional information about cash incentive awards payable based on fiscal 2008 performance and restricted stock and option awards granted to our Named Executive Officers during fiscal 2008 pursuant to our 2006 Omnibus Incentive Compensation Plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)

Philip O. Nolan		170,000	340,000	510,000	—	—	—	—
	5/3/2007	—	—	—	10,110	89,890	15.26	586,137

Brian J. Clark		97,500	195,000	292,500	—	—	—	—
	5/3/2007	—	—	—	6,465	33,535	15.26	259,768

Gregory M. Denkler		67,500	135,000	202,500	—	—	—	—
	5/3/2007	—	—	—	4,850	25,150	15.26	194,839

Christopher J. Torti		67,500	135,000	202,500	—	—	—	—
	5/3/2007	—	—	—	5,660	29,340	15.26	227,330

George H. Wilson		67,500	135,000	202,500	—	—	—	—
	5/3/2007	—	—	—	5,660	29,340	15.26	227,330

(1)
Amounts in these columns represents the estimated threshold, target and maximum possible payouts under our fiscal 2008 annual cash incentive plan. For the actual amounts earned by the Named Executive Officers, see the "Non-Equity Incentive Compensation" column of the Summary Compensation Table.

(2)
Amounts in this column represent the number of shares of our common stock underlying restricted stock awards issued to our Named Executive Officer in fiscal 2008. These awards were granted based, in part, on each executive's performance during fiscal 2007. See the "Compensation Discussion and Analysis—Long-Term Equity Incentive Awards" above. These shares vest annually in three equal installments.

(3)
Amounts in this column represent the number of shares of our common stock underlying options issued to our Named Executive Officers during fiscal 2008. These awards were granted based, in part, on each executive's performance during fiscal 2007. See the "Compensation Discussion and Analysis—Long-Term Equity Incentive Awards" above. These options vest annually in three equal installments.

(4)
Amounts represent the grant date fair value of the restricted stock and stock option awards in fiscal 2008, as computed in accordance with SFAS 123(R). As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes information regarding each unexercised stock option and unvested shares of restricted stock held by each of our Named Executive Officers as of March 31, 2008.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Philip O. Nolan	36,000 12,000 12,000 20,250	— — — 81,000 89,890	(1) (2)	1.44 1.78 1.78 8.65 15.26	3/31/2009 7/1/2009 3/31/2010 5/4/2011 5/3/2012	10,110	297,841

Brian J. Clark	14,000	— 33,535	(2)	6.56 15.26	4/3/2016 5/3/2012	6,465	190,459

Gregory M. Denkler	6,000 9,000 9,000 30,000 30,000 9,000 —	— — — — — 36,000 25,150	(1) (2)	1.44 1.78 1.78 2.35 3.33 7.86 15.26	3/31/2009 7/1/2009 3/31/2010 4/29/2013 5/4/2014 5/4/2016 5/3/2012	4,850	142,881

Christopher J. Torti	24,000 30,000 9,000 —	— — 36,000 29,340	(1) (2)	2.35 3.33 7.86 15.26	4/29/2013 5/4/2014 5/4/2016 5/3/2012	5,660	166,744

George H. Wilson	18,000	—		1.44	3/31/2009	5,660	166,744
	18,000	—		1.78	7/1/2009
	18,000	—		1.78	3/31/2010
	30,000	—		2.35	4/29/2013
	30,000	—		3.33	5/4/2014
	9,000	36,000	(1)	7.86	5/4/2016
		29,340	(2)	15.26	5/3/2012

(1)
Twenty-five percent of the remaining unvested shares subject to this option vested on May 4, 2008 and the remaining shares will vest in equal increments on each of May 4, 2009, May 4, 2010 and May 4, 2011.

(2)
Thirty-three percent of the remaining unvested shares subject to this option vested on May 3, 2008 and the remaining shares will vest in equal increments on each of May 3, 2009 and May 3, 2010.

(3)
Thirty-three percent of the remaining unvested shares subject to this restricted stock award vested on May 3, 2008 and the remaining shares will vest in equal increments on each of May 3, 2009 and May 3, 2010.

(4)
Market value based on $29.46, the closing price of our common stock on March 31, 2008, the last day of fiscal 2008.

Option Exercises and Stock Vested

        The following table sets forth information regarding stock options exercised by our Named Executive Officers during fiscal 2008:

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Philip O. Nolan	244,000	5,896,577

Brian J. Clark	12,250	229,770

Gregory M. Denkler	20,040	470,504

Christopher J. Torti	33,000	764,275

George H. Wilson	36,000	1,073,538

    (1)
    Value realized based on difference between the closing price of our common stock on the date of exercise and the exercise price of the shares subject to the option.

Nonqualified Deferred Compensation

        We do not currently offer any deferred compensation arrangements for our executive officers, including any of the Named Executive Officers. Pursuant to the terms of our 2002 Executive Deferred Compensation and Equity Incentive Plan, the Compensation Committee could elect to issue awards of restricted stock to the award recipient directly or to a rabbi trust established by us (the "Trust") on behalf of the recipients for tax deferral purposes. Awards of restricted stock were issued into the Trust on two occasions, in 2004 and 2006, including on behalf of each of the Named Executive Officers. No other contributions have been made to the Trust. All unvested shares of restricted stock held in the Trust vested in full upon our initial public offering, and thus all shares in the Trust are fully vested.

        While held in the Trust, the Named Executive Officers have no rights in the shares, including no right to vote the shares or to receive or retain any dividends and distributions paid or distributed on the shares; provided, however, that any dividends or distributions paid will automatically be added to each executive's aggregate shares held in the Trust. Other than any declaration of dividends or other distributions, there is no right to additional earnings on the shares held in the Trust. Upon termination of employment for any reason, the Named Executive Officer will be entitled to receive all of the vested shares of stock held on behalf of the recipient in the Trust.

        The following table shows the aggregate number of shares held in the Trust on behalf of each Named Executive Officer as of March 31, 2008:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)

Philip O. Nolan	—	—	—	—	9,072,207

Brian J. Clark	—	—	—	—	441,900

Gregory M. Denkler	—	—	—	—	4,746,890

Christopher J. Torti	—	—	—	—	1,502,460

George H. Wilson	—	—	—	—	6,472,067

(1)
The aggregate balance is based the closing market price of our common stock on March 31, 2008, or $29.46, multiplied by the number of vested shares held in the Trust on behalf of each Named Executive Officer, as follows:

Name	Shares of Vested Restricted Stock (#)
Philip O. Nolan	307,950
Brian J. Clark	15,000
Gregory M. Denkler	161,130
Christopher J. Torti	51,000
George H. Wilson	219,690

Potential Payments Upon Termination or Change-in-Control

        Change in Control and Severance Payments.    As discussed under "Compensation Discussion and Analysis—Adoption of Change in Control Agreements" above, we entered into Change in Control Severance Agreements with each of the Named Executive Officers, as well as other senior officers, on June 26, 2008. While these agreements were not in place as of the end of our most recent fiscal year, or March 31, 2008, we have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on March 31, 2008, below. In addition, Mr. Clark was previously party to a change in control and severance agreement with us which terminated effective March 20, 2008 and, accordingly, we have not summarized or quantified this prior agreement below.

        The Change in Control Severance Agreements are "double trigger" agreements, meaning that the payment of the severance and benefits thereunder require both a "change in control" (as defined below) and a qualifying termination of the executive's employment without "cause" (as defined below) or the executive terminates his employment for "good reason" (as defined below) within 24 months (or 36 months in the case of Mr. Nolan) following a change in control. The term of the agreements is two years; provided, however, that the agreement will automatically extend for one-year terms thereafter unless either we or the executive provides notice of non-renewal at least one year prior to the commencement of the renewal term. The term of any agreement will not expire, however, during a "potential change in control period" (as defined below) or prior to the expiration of 24 months (or 36 months in the case of Mr. Nolan) after the date of a change in control, including during a potential change in control period.

        Upon a change in control and qualifying termination, the Change in Control Severance Agreements provide for the following:

  •
  a lump sum payment equal to two times (three times in the case of Mr. Nolan) the sum of the Named Executive Officer's base salary plus the highest annual incentive bonus paid to the executive for the prior three years;

  •
  an amount equal to the highest annual bonus paid to the executive for the prior three years, pro rated for the year of termination;

  •
  immediate vesting of any unvested equity awards, but only to the extent any outstanding equity awards were not assumed or substituted by the successor company at the time of the change in control; and

  •
  continuation of perquisites and health and welfare benefits for a maximum of two years (three years in the case of Mr. Nolan), unless the executive breaches the release agreement or any other agreement with Stanley surviving his termination or the executive becomes eligible under similar plans of a successor employer.

        In addition, the agreements provide that if the payment of any of the severance payments or benefits would trigger the excise tax provisions of the Internal Revenue Code, the executive is entitled to a tax gross-up payment to cover the cost of any such excise tax (and interest or penalties relating thereto). Notwithstanding this provision of the agreements, if the excise tax provisions of the Code would not be triggered if the severance payments and benefits payable to the executive were reduced by 10%, such payments and benefits are to be reduced and we will have no obligation to pay the tax gross-up payment.

        No payments are owed to any of the Named Executive Officers under the terms of the agreements if the executive voluntarily terminates employment, is terminated for cause, or terminates as a result of death or disability. In addition, the executives must sign a standard release agreement in favor of us in order to receive the payments and benefits above, and the agreements provide for a standard non-disparagement and two-year non-compete covenant (which non-compete will be at the option of the acquiring company).

        For purposes of the Change in Control Severance Agreements, the following terms have the following meanings:

  •
  "cause" generally means:

  •
  termination due to the executive's conviction of a felony or entering into a guilty plea or plea of nolo contendere with respect to such crime;

  •
  the executive's willful and continued failure to substantially perform his duties and responsibilities;

  •
  the executive's engaging in fraud or dishonesty, or other willful misconduct or gross negligence of the executive which is materially injurious to us or our reputation, monetarily or otherwise; or

  •
  the executive's willful violation of our policies, which conduct is materially injurious to us or our reputation, monetarily or otherwise.

  •
  "change in control" generally means:

  •
  any person acquires 50% or more of the total fair market value or total voting power of our common stock;

  •
  any person acquires ownership of 30% or more of the total voting power of our common stock;

  •
  a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or

  •
  any person acquires more than 40% of the fair market value of our assets.

  •
  "good reason" generally means:

  •
  a material diminution in the executive's base salary;

  •
  a material diminution in the executive's authority, duties or responsibilities;

  •
  a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee instead of directly to the Board of Directors (if previously reporting to the Board);

  •
  a material diminution in the budget over which the executive retains authority;

  •
  a requirement that the executive be based out of an office that is more than 50 miles from the executive's location prior to a change in control and also more than 50 miles from the executive's then current principal residence; or

  •
  any other action or inaction that constitutes a material breach by us of any written agreement between us and the executive.

  •
  "potential change in control" generally means:

  •
  we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

  •
  we publicly announce an intention to take, or to consider taking actions, which, if consummated, would constitute a change in control;

  •
  any person becomes the beneficial owner of 20% or more of our outstanding common stock; or

  •
  the Board of Directors adopts a resolution to the effect that, for purposes of the Change in Control Severance Agreement, a potential change in control has occurred; and

  •
  a "potential change in control period" generally commences upon the occurrence of a potential change in control and lapses upon the occurrence of a change in control or, if earlier and as applicable, upon the abandonment or termination of the applicable agreement or announced actions described above, or one year after the Board resolution or any person acquires the 20% stock ownership described above. In addition, under the agreements, any termination of the executive at the request of a third party in contemplation of a change in control or potential change in control will be deemed to have occurred within a potential change in control period.

        Equity Plan.    The terms of our equity incentive plan provides for the accelerated vesting of any unvested stock option or restricted stock awards upon the occurrence of a change in control (which is generally defined as described above in the Change in Control Severance Agreements), unless provision is made for assumption or substitution of such equity awards by the successor company. This acceleration provision applies equally to all employees receiving awards under the equity plan.

        Estimated Benefits.    The following table sets forth the estimates of the potential severance payments, benefits and value of the accelerated vesting of equity awards to be received by the Named Executive Officers under the change in control severance agreements and equity plan, assuming that a change in control and/or qualifying termination occurred on March 31, 2008 and the closing market price of our common stock on the NYSE on such date of $29.46. For purposes of the table below, we have assumed that any unvested stock options and restricted stock awards outstanding and unvested as of March 31, 2008 have not been assumed or substituted by the successor company.

        The amounts set forth below do not include any amounts already earned or accrued through the termination date, but not yet paid, including base salary through the date of termination, any unreimbursed business expenses, and accrued but unused vacation pay, which is available to all employees of Stanley on a non-discriminatory basis. The amounts set forth below also do not include the value of the shares of restricted stock which will be released from the 2002 Executive Deferred Compensation and Equity Incentive Plan Trust upon each executive's termination of employment. For more information regarding the value and number of vested shares of restricted stock held in the Trust on behalf of each of the Named Executive Officers, see the "Nonqualified Deferred Compensation" table above.

Name	Cash Severance(1) ($)	Incentive Bonus ($)(2)	Accelerated Option Awards (3)($)	Accelerated Stock Awards (3)($)	Benefits (4)($)	Tax Gross-Up Payment ($)	Total ($)

Philip O. Nolan	2,550,000	510,000	2,962,048	297,841	180,905	1,355,003	7,855,797

Brian J. Clark	1,105,000	292,500	476,197	190,459	70,106	—	2,134,262

Gregory M. Denkler	855,000	202,500	1,134,730	142,881	86,854	476,711	2,898,676

Christopher J. Torti	855,000	202,500	1,194,228	166,744	88,289	—	2,506,761

George H. Wilson	855,000	202,500	1,194,228	166,744	93,809	464,988	2,977,269

(1)
Amounts in this column represent the Named Executive Officer's fiscal 2008 base salary and the executive's highest annual incentive bonus payment for the prior three years, multiplied by the severance multiple of two years, or three years for Mr. Nolan. Base salary and annual incentive amounts used are as set forth in "Compensation Discussion and Analysis—Base Salary" and the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, above, respectively. The fiscal 2008 bonus was the highest bonus paid to each Named Executive Officer for the prior three years.

(2)
Amounts in this column represent each Named Executive Officer's annual incentive bonus for fiscal 2008, which was the highest bonus paid to each Named Executive Officer for the prior three years. Assuming a March 31, 2008 termination event, the bonus would not be pro rated.

(3)
Amounts in this column represent the value of accelerated vesting of stock options and restricted stock held by the Named Executive Officer and unvested as of March 31, 2008. For stock options, amounts represent the intrinsic value of the unvested awards, or the difference between the closing market price of our common stock on March 31, 2008 and the exercise price for the shares underlying the options. For shares of restricted stock, amounts represent the number of unvested shares multiplied by the closing market price of our common stock on March 31, 2008. For more information regarding the number of unvested stock options and shares of restricted stock held by each of the Named Executive Officers as of the end of fiscal 2008, see the "Outstanding Equity Awards at Fiscal Year End" table above.

(4)
Amounts in this column include (i) the continuation of each Named Executive Officer's perquisite allowance and tax planning and preparation assistance for two years, or three years for Mr. Nolan, in each case based on the fiscal 2008 amounts set forth for each officer in the notes to the Summary Compensation Table above, and (ii) the value of the continuation of medical and dental insurance coverage for two years, or three years for Mr. Nolan, based on the estimated monthly COBRA costs for each Named Executive Officer as of the end of fiscal 2008.

Director Compensation

        Directors who are also our employees are not paid any fees or other compensation for services as members of the Board of Directors or of any committee of the Board of Directors. During fiscal 2008, directors who were not our employees were paid an annual fee of $60,000, of which 25% was required to be paid in shares of our common stock and the remaining 75% was eligible to be paid in cash, equity, or a combination of the two, at the election of the director (with any fractional shares payable in cash). The 25% of each director's annual fee required to be paid in common stock, and any additional shares of common stock issued as part of the director's election, are shares of restricted stock which vest one year after grant, based on continued service.

        The following table summarizes the compensation earned by our non-employee directors for their service as members of the Board of Directors during fiscal 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards(2) (3)($)	Total ($)

Lawrence A. Gallagher	39,507	9,362	48,869

James C. Hughes	—	48,793	48,793

Lt. General Richard L. Kelly	—	48,793	48,793

Charles S. Ream	11,262	34,732	45,994

John P. Riceman	—	48,793	48,793

General Jimmy D. Ross(4)	11,262	34,732	45,994

(1)
Mr. Gallagher elected to receive the remaining 75% of his annual fee in cash. Messrs. Hughes, Kelly and Riceman elected to receive the remaining 75% of their annual fee in shares of our common stock. Messrs. Ream and Ross elected to receive the remaining 75% of their annual fee equally in cash and in our common stock. For Messrs. Hughes, Kelly, Riceman, Ream and Ross, amounts do not include cash paid in lieu of fractional shares which amounts were de minimus. Prior to November 2007, non-employee directors received an annual fee of $34,000. Accordingly, amounts set forth in this column represent payment of the $34,000 annual fee during the first part of fiscal 2008, and the $60,000 annual fee during remainder of the fiscal year.

(2)
Reflects the dollar amount that was recognized in fiscal 2008 for financial statement reporting purposes under SFAS 123(R) with respect to restricted stock awards which were granted in fiscal 2007 and 2008. The grant date fair value of each award of restricted stock granted during fiscal 2008, computed in accordance with SFAS 123(R), was $14,987 for Mr. Gallagher, $59,987 for Messrs. Hughes, Kelly and Riceman and $37,477 for Messrs. Ream and Ross. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. For more information regarding our application of SFAS 123(R), including the assumptions used in the calculations of these amounts, see Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on May 28, 2008. Because these amounts reflect accounting expenses for these awards, they do not necessarily correspond to the actual value that will be realized by the directors.

(3)
The following unvested shares of restricted stock were outstanding as of March 31, 2008:

Name	Unvested Restricted Stock Awards
Lawrence A. Gallagher	755
James C. Hughes	3,022
Lt. General Richard L. Kelly	3,022
Charles S. Ream	1,888
John P. Riceman	3,022
General Jimmy D. Ross	1,888
(4)
General Ross also held vested stock options to purchase 17,100 shares of our common stock as of March 31, 2008.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of "related-persons transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are, were or will be participants involving an amount that exceeds $10,000. Transactions involving compensation for services provided to us as an employee, director or consultant by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of our company, including any of their immediate family members, and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.

        In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee must look at, in light of known circumstances, whether the transaction is, or is not, consistent with the best interests of our company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

        Mr. James Brabston serves as the Senior Vice President of our mission systems group. Mr. Brabston's wife serves as a non-executive employee of Stanley. During fiscal 2008, as compensation for her services to Stanley, Mrs. Brabston earned approximately $131,450 in salary and bonus, and was awarded a stock option exercisable for 1,970 shares of our common stock and 885 shares of restricted stock, each of which vest in equal installments over a three-year period, consistent with our other employees. As described above under "Related-Person Transactions Policy and Procedures," compensatory employee arrangements are not required to be reviewed or approved pursuant to our Related-Person Transactions Policy.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker.

        You may also request an additional proxy statement and annual report by sending a written request to:

    Stanley, Inc.
    Attn: Investor Relations
    3101 Wilson Boulevard, Suite 700
    Arlington, VA 22201

        Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

                      By Order of the Board of Directors

                      Scott D. Chaplin
                       Senior Vice President, General Counsel and Corporate Secretary

June 27, 2008

        A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 is available without charge upon written request to: Corporate Secretary, Stanley, Inc., 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on August 13, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside ☒ the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.
Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.
Election of Directors to hold office until the 2008 Annual Meeting of Stockholders.

	For	Withhold		For	Withhold		For	Withhold
01—Philip O. Nolan	☐	☐	02—George H. Wilson	☐	☐	03—William E. Karlson	☐	☐
	For	Withhold		For	Withhold		For	Withhold
04—Lawrence A. Gallagher	☐	☐	05—James C. Hughes	☐	☐	06—Richard L. Kelly	☐	☐
	For	Withhold		For	Withhold		For	Withhold
07—Charles S. Ream	☐	☐	08—John P. Riceman	☐	☐	09—Jimmy D. Ross	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2009.	For ☐	Against ☐	Abstain ☐
B.
Non-Voting Items

Change of Address—Please print your new address below.

C.
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

Proxy—Stanley, Inc.

Proxy Solicited by Board of Directors for Annual Meeting—August 13, 2008

Stanley, Inc. Stockholders:

The undersigned hereby appoints Philip O. Nolan and George H. Wilson, or either of them, each with power of substitution, as proxies of the undersigned to attend the 2008 Annual Meeting of Stockholders of Stanley, Inc. to be held at the Hilton McLean Tysons Corner at 7920 Jones Branch Drive, McLean, Virginia, on August 13, 2008, at 10:00 A.M. Eastern Time, and any adjournment or postponement thereof (the "Meeting"), and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side, and upon such other business as may properly come before such meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of all of the director nominees listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting.

Participants in the Stanley, Inc. Employee Stock Ownership Plan ("ESOP") and/or the Stanley, Inc. 401(k) Plan ("401(k) Plan") (collectively, the "Plans"):

As a participant in the ESOP and/or the 401(k) Plan, you have the right to direct (by voting via mail, telephone or Internet) Bank of America, N.A., successor to United States Trust Company, National Association ("U.S. Trust") as to how to vote the shares of Stanley, Inc. common stock allocated to your account under the Plans at the Meeting. By signing, dating and returning the Proxy Card, or by voting via telephone or the Internet, you are accepting, for purposes of this proxy solicitation only, your designation as "named fiduciary" for purposes of directing U.S. Trust how to vote not only the shares of Stanley, Inc. common stock allocated to your account(s), but also a proportionate number of shares of Stanley, Inc. common stock allocated to the accounts of other Plan participants who fail to provide timely voting instructions to U.S. Trust. If your Proxy Card is not timely received, both of the Plans provide that, subject to the requirements of ERISA, the shares allocated to your account(s) will be voted in the same manner and in the same proportion as those shares for which U.S. Trust receives timely instructions from other participants.

STOCKHOLDERS AND PLAN PARTICIPANTS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU ALSO MAY SUBMIT YOUR VOTE BY TELEPHONE OR VIA THE INTERNET.

Continued and to be signed on the reverse side.

QuickLinks

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROPOSAL 1
ELECTION OF DIRECTORS
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT(1)
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS